Exhibit 16.1

September 8, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Ucluelet Exploration Corp.
Commission File Number 000-50375

We have read the statements that we understand Ucluelet Exploration Corp. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Malone & Bailey, PLLC

Malone & Bailey, PLLC